                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A  INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ACT Manufacturing, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
         not applicable
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
         not applicable
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         not applicable
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
         not applicable
     -------------------------------------------------------------------------


     (5) Total fee paid:
         not applicable
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         not applicable
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:
         not applicable
     -------------------------------------------------------------------------


     (3) Filing Party:
         not applicable
     -------------------------------------------------------------------------


     (4) Date Filed:
         not applicable
     -------------------------------------------------------------------------

Notes:

                            ACT MANUFACTURING, INC.
                                 2 Cabot Road
                          Hudson, Massachusetts 01749

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS:

  The Annual Meeting of Stockholders of ACT Manufacturing, Inc., a Massachusetts corporation (the "Corporation"), will be held on Tuesday, May 15, 2001 at 10:00 A.M., local time, at Testa, Hurwitz & Thibeault, LLP, Conference Center, 125 High Street, High Street Tower, Boston, Massachusetts 02110 for the following purposes:

    1. To elect one member of the Board of Directors to serve for a three-year term as a Class III Director.

    2. To approve and adopt a Second Amended and Restated 1995 Stock Plan pursuant to which the aggregate number of shares of Common Stock which may be issued thereunder shall be increased from 2,250,000 to 3,250,000.

    3. To ratify the selection of the firm Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2001.

    4. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Only stockholders of record at the close of business on Wednesday, March 21, 2001, the record date fixed by the Board of Directors for such purpose, are entitled to notice of and to vote at the meeting and any adjournments thereof.

                                       By Order of the Board of Directors

                                       Christopher L. Gorgone
                                       Clerk

Hudson, Massachusetts
April 16, 2001

 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                            ACT MANUFACTURING, INC.
                                 2 Cabot Road
                          Hudson, Massachusetts 01749

                               ----------------
                                PROXY STATEMENT
                               ----------------

                                April 16, 2001

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ACT Manufacturing, Inc. (the
"Corporation") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 15, 2001 at 10:00 A.M., local time, at Testa, Hurwitz & Thibeault, LLP, Conference Center, 125 High Street, High Street Tower, Boston, Massachusetts 02110, and at any adjournments thereof.

  Only stockholders of record as of the close of business on March 21, 2001 (the "Record Date") will be entitled to vote at the meeting and any adjournments thereof. As of that date, 17,068,816 shares of common stock, $.01 par value per share (the "Common Stock"), of the Corporation were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Clerk of the Corporation at any time before it is exercised.

  An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 2000, is being mailed together with this Proxy Statement to all stockholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to stockholders on or about April 16, 2001.

Quorum and Votes Required

  The representation, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for election as director, or which contain one or more abstentions or broker "non-votes," are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of the Class III Director, the nominee receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the meeting shall be elected as a Class III Director. On all other matters being submitted to stockholders, an affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. An automated system administered by the Corporation's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions will have the practical effect of voting against each such matter, other than the election of directors, since they are included in the number of shares present and voting on each such matter. Broker "non-votes" will have no impact on each other matter since they are not included in the number of shares present and voting on each such matter.

  Each of the persons named as attorneys in the proxies is an officer of the Corporation. All properly executed proxies returned in time to be counted at the meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of the Class III Director, the stockholders will consider and vote upon proposals to approve and adopt a Second Amended and Restated 1995 Stock Plan to increase the number of shares of the Corporation's Common Stock which may be issued thereto and to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

  The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter upon which a vote may properly be taken should be presented at the Annual Meeting, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                        SECURITIES OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 21, 2001 certain information regarding beneficial ownership of the Corporation's Common Stock by: (i) each person who, to the knowledge of the Corporation, owned beneficially more than 5% of the shares of Common Stock of the Corporation outstanding at such date;
(ii) each director or nominee for director of the Corporation; (iii) each executive officer identified in the Summary Compensation Table set forth below under the heading "Executive Compensation Summary;" and (iv) all directors, nominees for election to the Board of Directors and executive officers of the Corporation as a group.

                                         Amount and Nature Percentage of Common
Name and Address of Beneficial Owner      of Ownership(1)  Stock Outstanding(2)
------------------------------------     ----------------- --------------------
Mellon Financial Corporation(3)........      1,418,820             8.31%
 One Mellon Center
 Pittsburgh, PA 15258
Gilder, Gagnon, Howe & Co. LLC(4)......      1,263,225             7.40%
 1775 Broadway, 26th Floor
 New York, NY 10019
Paradigm Capital Management, Inc.(5)...        982,300             5.75%
 9 Elk Street
 Albany, NY 12207
John A. Pino(6)........................      4,719,972            27.65%
 c/o ACT Manufacturing, Inc.
 2 Cabot Road
 Hudson, MA 01749
Jack O'Rear(7).........................         36,539                *
Jeffrey B. Lavin(8)....................          2,500                *
Blaise E. Scioli(9)....................        113,967                *
Robert E. Zinn.........................              0                *
Edward T. Cuddy(10)....................         22,000                *
Bruce R. Gardner(11)...................         16,666                *
Frederick W. Gibbs(12).................         30,461                *
David S. Lee(13).......................        594,761             3.48%
Donald G. Polich(14)...................         19,332                *
All directors and executive officers as
 a group (10 persons)(15)..............      5,553,698            32.09%

--------
  * Less than 1% of the outstanding shares of Common Stock.
 (1) Except as otherwise noted, to our knowledge, each person or entity named in the table has sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. The address of each of our directors and executive officers is c/o ACT Manufacturing, Inc., 2 Cabot Road, Hudson, MA 01749.
 (2) The number of shares of Common Stock deemed outstanding on March 21, 2001 with respect to a person or group includes: (i) 17,068,816 shares of Common Stock outstanding on such date and (ii) all options that are currently exercisable or will become exercisable within 60 days of March 21, 2001 by the person or group in question.
 (3) According to Form 13G filed by Mellon Financial Corporation ("Mellon") on January 19, 2001, Mellon has sole voting power as to 1,250,970 shares of Common Stock, shared voting power as to 149,750 shares, sole dispositive power as to 1,404,270 shares, and shared dispositive power as to 14,550 shares. The

     Boston Company, Inc., a subsidiary of Mellon ("TBC"), has sole voting power as to 1,006,385 shares of Common Stock, shared voting power as to 139,700 shares, sole dispositive power as to 1,158,185 shares, and shared dispositive power as to 4,500 shares. The Boston Company Asset Management, LLC, a subsidiary of TBC, has sole voting power as to 763,600 shares of Common Stock, shared voting power as to 139,700 shares, and sole dispositive power as to 919,900 shares.
 (4) According to Form 13G filed by Gilder, Gagnon, Howe & Co. LLC ("Gilder") on February 9, 2001, Gilder has sole voting power as to 15,700 shares of Common Stock and shared dispositive power as to 1,263,225 shares, including 1,199,000 shares of Common Stock held in customer accounts over which the partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 48,525 shares held in accounts owned by the partners of Gilder and their families and 15,700 shares held in the account of the profit-sharing plan of Gilder.
 (5) According to Form 13G filed by Paradigm Capital Management, Inc. ("Paradigm") on March 1, 2001, Paradigm has sole voting power as to 200,000 shares of Common Stock and sole dispositive power as to 982,300 shares.
 (6) Includes 393,558 shares held by the 1998 John A. Pino Grantor Retained Annuity Trust dated June 15, 1998, of which Mr. Pino is a co-trustee. Excludes (a) 96,166 shares held by Douglas R. Ederle, as trustee of the Pino Family Trust, a trust for the benefit of Janet M. Pino, Mr. Pino's wife, his children and his issue, (b) 115,456 shares held by Mr. Ederle, as trustee of the John M. Pino Trust, a trust for the benefit of John M. Pino, Mr. Pino's son, and (c) 115,456 shares held by Mr. Ederle, as trustee of the Melissa A. Pino Trust, a trust for the benefit of Melissa
     A. Pino, Mr. Pino's daughter. Mr. Pino disclaims all beneficial ownership of the shares identified above.
 (7) Consists of 36,539 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
 (8) Consists of 2,500 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
 (9) Consists of 113,967 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
(10) Includes 20,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
(11) Includes 14,666 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
(12) Includes 16,011 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
(13) Includes 16,011 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter. Excludes 2,500 shares owned by Mr. Lee's children. Mr. Lee disclaims all beneficial ownership of such shares.
(14) Consists of 19,332 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
(15) Includes 236,526 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

                                  PROPOSAL 1

                             ELECTION OF DIRECTOR

  In accordance with the Corporation's Amended and Restated By-laws, the Corporation's Board of Directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Bruce R. Gardner and David S. Lee are Class III Directors whose terms expire at the Annual Meeting of Stockholders to be held on May 15, 2001. David S. Lee is not standing for re-election as a Class III Director at such Annual Meeting of Stockholders. The Board is also composed of two Class I Directors (Edward T. Cuddy and Donald G. Polich) and two Class II Directors (John A. Pino and Frederick W. Gibbs) whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2002 and 2003, respectively.

  The nominee for Class III Director is Bruce R. Gardner, who is currently serving as a Class III Director. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for Mr. Gardner will be voted FOR the election of Mr. Gardner. Mr. Gardner will be elected to hold office until the Annual Meeting of Stockholders to be held in 2004 and until his successor is duly elected and qualified, or until his earlier removal or resignation. Mr. Gardner has indicated his willingness to serve, if elected; however, if Mr. Gardner should be unable or unwilling to serve, the proxies will be voted for the election of a substitute nominee designated by the Board of Directors or for fixing the number of directors at a lesser number.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    A VOTE "FOR" THE NOMINEE LISTED BELOW.

  The following table sets forth, for the nominee to be elected at the meeting and for each director whose term of office will extend beyond the meeting, the year each such nominee or director was first elected a director, the positions currently held by each nominee or director with the Corporation, the year each nominee's or director's term will expire and the class of director of each nominee or director.

Nominee's or Director's
Name and Year
Nominee or Director                                          Year Term   Class of
First Became Director     Position(s) Held                   Will Expire Director
-----------------------   ----------------                   ----------- --------
Nominee:
Bruce R. Gardner
 (1994).................  Director                              2001       III

Continuing Directors:
Edward T. Cuddy (1995)..  Director                              2002         I
Donald G. Polich
 (1982).................  Director                              2002         I
John A. Pino (1988).....  President, Chief Executive Officer    2003        II
                          and Chairman of the Board
Frederick W. Gibbs
(1999)..................  Director                              2003        II

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors met fourteen times during the fiscal year ended December 31, 2000.

  The Audit Committee of the Board of Directors, presently comprised of Messrs. Cuddy, Gardner and Gibbs, all outside directors of the Corporation, was established on March 29, 1995. The Audit Committee is responsible for reviewing the result and scope of audits and other services provided by the Corporation's independent auditors and reviewing the Corporation's internal accounting and financial control policies and procedures. The Audit Committee met four times during the fiscal year ended December 31, 2000.

  The Compensation Committee of the Board of Directors, presently comprised of Messrs. Cuddy and Gardner, both outside directors of the Corporation, was established on March 29, 1995. The Compensation Committee reviews and makes recommendations concerning the salaries and incentive compensation of senior executives and employees of, and consultants to, the Corporation, and oversees the administration of the Corporation's 401(k) plan. The Compensation Committee met two times during the fiscal year ended December 31, 2000.

  The Stock Option Committee of the Board of Directors, presently comprised of Messrs. Cuddy and Gardner, both outside directors of the Corporation, was established on March 29, 1995. The Stock Option Committee oversees and administers the Corporation's 1993 Incentive Stock Option Plan, Amended and Restated 1995 Stock Plan, 1995 Non-Employee Director Stock Option Plan and Amended and Restated 1990 Equity Incentive Plan. During the fiscal year ended December 31, 2000, the Stock Option Committee met two times.

  The Board of Directors does not currently have a nominating committee. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which he served during the fiscal year ended December 31, 2000.

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the Class III nominee to be elected at the meeting, the current directors who will continue to serve as directors beyond the meeting, and the executive officers of the Corporation, their ages, and the positions currently held by each such person with the Corporation.

       Name                          Age                  Position
       ----                          ---                  --------
John A. Pino........................  52 President, Chief Executive Officer and
                                         Chairman of the Board

Christopher L. Gorgone..............  51 Interim Chief Financial Officer,
                                         Vice President of Administration,
                                         Treasurer and Clerk

Jack O'Rear.........................  59 Executive Vice President of Operations
                                         for the Americas

Blaise E. Scioli....................  42 Executive Vice President of Global
                                         Marketing and Business Development

Robert E. Zinn......................  57 Executive Vice President of European
                                         and Asian Pacific Operations

Edward T. Cuddy(1)(2)(3)............  65 Director

Bruce R. Gardner(1)(2)(3)...........  58 Director

Frederick W. Gibbs(2)...............  68 Director

Donald G. Polich....................  66 Director

--------
(1)  Member of Compensation Committee
(2)  Member of Audit Committee
(3)  Member of Stock Option Committee

Director to be Elected at the Meeting

  Bruce R. Gardner has been a Director of the Corporation since December 1994. Mr. Gardner has been the President since November 1997 of Datawatch Corporation, a provider of personal computer software, and has been a director of Datawatch since co-founding that corporation in 1985. Mr. Gardner also served Datawatch as a Senior Vice President until June 1993, Executive Vice President until November 1997, and Chief Financial Officer and Treasurer from 1985 until November 1997.

Directors Whose Terms Extend Beyond the Meeting

  Edward T. Cuddy joined the Corporation as a Director in April 1995. In August 1995, Mr. Cuddy retired from his position as Vice President of Manufacturing and Member of the Senior Staff at GTECH Corporation, a firm which designs, manufactures, installs and services customized computer equipment for state and local governments. In addition to serving on the Corporation's Board of Directors, Mr. Cuddy currently serves as a director of Worldwide Interchange Network, Inc., a privately-held consulting company assisting companies wishing to manufacture in or export to Southeast Asia, and as a member of the Executive Advisory Board of The Register Company, a privately-held worldwide provider of training and consulting in the quality field.

  Frederick W. Gibbs has been a Director of the Corporation since July 1999. Prior to that, he served as a director of CMC Industries, Inc. ("CMC") since September 1993. Mr. Gibbs has been an attorney in private practice since 1989 and a partner with Gibbs and Gregory, Attorneys at Law since 1995. In 1988, Mr. Gibbs founded Mulberry Hill Enterprises, a consulting firm which specializes in telecommunications and electronics, business acquisition analysis and international business. From 1986 to 1988, Mr. Gibbs served as a consultant with ITT Corporation ("ITT"), a diversified, global enterprise engaged in three major business areas: insurance, industry and hospitality, entertainment and information services. From 1980 to 1986, Mr. Gibbs served as Executive Vice President of ITT and Senior Group Executive of Telecommunications and Electronics, a division of ITT. From 1965 to 1980, Mr. Gibbs served in various management positions with ITT.

  John A. Pino joined the Corporation as President and a Director in February 1988. He also became Executive Vice President of Automated Component Technologies, Inc. ("ACT II"), the Corporation's printed circuit board assembly predecessor, in March 1991, and President of that company in March 1992. Mr. Pino became Chairman of the Board and Chief Executive Officer of the Corporation in January 1993, served as President of the Corporation from February 1988 until September 1999 and resumed as President in March 2000, and served as Treasurer of the Corporation from January 1993 to February 1995. Prior to joining the Corporation, he had served as Vice President of Finance for New Balance Athletic Shoe, Inc. and Visual Technology, Inc. and as Corporate Controller for Datacon, Inc.

  Donald G. Polich has been an independent consultant since January 1993, following the sale by him of all of the outstanding stock of the Corporation and ACT II to Mr. Pino. Mr. Polich has served as a Director of the Corporation since he founded the Corporation in 1982. Mr. Polich also served as the President and Chief Executive Officer of the Corporation from inception until February 1988, and was President and Chief Executive Officer and a director of ACT II from its inception in December 1986 until March 1992.

Executive Officers

  Christopher L. Gorgone has been the interim Chief Financial Officer since August 2000 and Vice President of Administration and Treasurer since July 2000. Mr. Gorgone has been Clerk since February 2001. Prior to that, Mr. Gorgone was Vice President of WorldCare Inc., and "e-health" company, from January to June 2000. From November 1997 to June 1999, Mr. Gorgone was Director of Finance at Renaissance Worldwide, Inc., an information technology consulting company. Mr. Gorgone served as Vice President, Finance for Global Petroleum Corp., an energy distribution company, from 1984 to October 1997.

  Jack O'Rear has been Executive Vice President of Operations for the Americas since August 2000. Prior to that, Mr. O'Rear was the Vice President of Operations and Chief Operating Officer since September 1999. Prior to joining the Corporation in July 1999, he was Chief Operating Officer of CMC beginning in August 1996 and Vice President beginning in August 1994. Mr. O'Rear became President of the Mississippi operations of CMC in November 1994. From 1989 until joining CMC, Mr. O'Rear served as Vice President of North American Operations for AVEX Electronics, an electronics manufacturing services company.

  Blaise E. Scioli has been Executive Vice President of Global Marketing and Business Development since August 2000. Prior to that, Mr. Scioli was Vice President and General Manager of the Corporation's Cable Division since April 1998 and was the Vice President of Sales and Marketing from 1991 through April 1998. He has held several management positions in the Corporation since joining in June 1986. Prior to joining the Corporation, Mr. Scioli held various sales and marketing positions for AMP, Inc., a manufacturer of electronic interconnection products, from August 1981 to June 1986.

  Robert E. Zinn has been Executive Vice President of European and Asian Pacific Operations since August 2000. Prior to that, from March 1999 to August 2000, he was the Chief Executive Officer, and from June 1994 to March 1999, he was the President of GSS Array Technology Public Company Limited ("GSS Thailand"), an electronics manufacturing services company. Prior to that, Mr. Zinn served as Chief Executive Officer and President of PCI, Inc., a contract manufacturer, from December 1983 to January 1990.

  Executive officers of the Corporation are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified, or until his earlier removal or resignation. There are no family relations among any of the executive officers or directors of the Corporation.

                      COMPENSATION AND OTHER INFORMATION
                  CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation Summary

  The following table shows certain information with respect to the annual and long-term compensation of the Corporation's Chief Executive Officer and each of the Corporation's four other most highly compensated executive officers (collectively, the "Named Executive Officers") for the fiscal years ended December 31, 2000, 1999 and 1998.

                          Summary Compensation Table

                                    Annual            Long-Term
                                Compensation(1)    Compensation(2)
                             --------------------- ---------------
                                                       Awards
                                       Commission    Securities
Name and Principal                         and       Underlying        All Other
Position                Year Salary($) Bonus($)(3) Options/SARs(#) Compensation($)(4)
------------------      ---- --------- ----------- --------------- ------------------
John A. Pino........... 2000 $311,058        --            --           $196,090(5)
 President, Chief
  Executive Officer     1999  237,115    $80,000           --            196,090(5)
 and Chairman of the
  Board                 1998  200,000        --            --            196,630(5)

Jack O'Rear(6)......... 2000  231,000     13,250           --              9,543(8)
 Executive Vice
  President of          1999  213,706     99,038        45,000             7,054(8)
 Operations for the
  Americas              1998  202,138     40,000        20,000(7)          6,612(8)

Jeffrey B. Lavin(9).... 2000  180,000     11,250           --                580
 Vice President of
  Finance, Chief        1999  161,491     61,000           --                540
 Financial Officer,
  Treasurer and         1998   11,560     20,000       100,000               --
 Clerk

Blaise E. Scioli....... 2000  210,000     22,500           --                580
 Executive Vice
  President of          1999  180,000     83,250           --                540
 Global Marketing and
  Business              1998  125,000    120,000       112,000               540
 Development

Robert E. Zinn(10)..... 2000  333,333     16,667        60,000           647,547(8)(11)(12)
 Executive Vice
  President of          1999  350,000        --            --             36,418(8)(12)
 European and Asian
  Pacific               1998  350,000        --            --             37,625(8)(12)
 Operations

--------
 (1) Excludes perquisites and other personal benefits, if any, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total of annual salary and commission and bonus reported.
 (2) The Corporation did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long-term incentive plan payouts during the fiscal years 2000, 1999 or 1998.
 (3) Bonuses are reported in the year earned, even if actually paid in a subsequent year.
 (4) Consists of premiums for term life insurance paid on behalf of the Named Executive Officer and the Corporation's matching contributions related to the Corporation's 401(k) Plan.

 (5) Includes life insurance premiums paid by the Corporation on behalf of Mr. Pino in fiscal 2000, 1999 or 1998, as applicable, on a split-dollar life insurance policy as described below under "Certain Relationships and Related Transactions--Split Dollar Life Insurance Agreement."
 (6) Mr. O'Rear's employment with the Corporation began in July 1999. Prior to that he was employed by CMC. Mr. O'Rear's salary of $213,706 for fiscal 1999 consists of $99,552 paid by CMC prior to the July 1999 merger and $114,154 paid by the Corporation following the merger. Mr. O'Rear's bonus of $99,038 for fiscal 1999 consists of $59,288 paid by CMC prior to the July 1999 merger and $39,750 paid by the Corporation following the merger.
 (7) The options were granted by CMC prior to the July 1999 merger. The number of shares underlying the options set forth in the Summary Compensation Table have been adjusted to reflect the merger exchange ratio.
 (8) Includes automobile expense allowance.
 (9) Mr. Lavin's employment with the Corporation began in December 1998. Mr. Lavin's fiscal 1998 base salary was $152,500. Mr. Lavin's employment with the Corporation ended in January 2001.
(10) Mr. Zinn's employment with the Corporation began in August 2000. Prior to that he was employed by GSS Thailand. Mr. Zinn's salary of $333,333 for fiscal 2000 consists of $233,333 paid by GSS Thailand prior to the acquisition of GSS Thailand and $100,000 paid by the Corporation following the acquisition. Mr. Zinn's bonus of $16,667 for fiscal 2000 was paid by the Corporation.
(11) Includes a loan of approximately $621,000 from GSS Thailand that was forgiven in connection with the acquisition of GSS Thailand, as described below under "Certain Relationships and Related Transactions-- Other Transactions."
(12) Includes club membership fees.

Option/SAR Grants in Last Fiscal Year

  The following table shows information regarding grants of stock options to the Named Executive Officers pursuant to the Corporation's stock plans during the year ended December 31, 2000. The Corporation did not grant any stock appreciation rights in fiscal 2000.

                           Option/SAR Grants in 2000




                                           Individual Grants
                         ------------------------------------------------------ Potential Realizable
                                          Percent of                              Value at Assumed
                           Number of         Total                              Annual Rates of Stock
                           Securities   Options / SARs                           Price Appreciation
                           Underlying     Granted to      Exercise               for Option Term (2)
                         Options / SARs  Employees in      Price     Expiration ---------------------
          Name            Granted (#)   Fiscal Year (%) ($/Share)(1)    Date      5%($)      10%($)
          ----           -------------- --------------- ------------ ---------- ---------- ----------
John A. Pino............        --            --              --          --           --         --
 President, Chief
  Executive
 Officer and Chairman of
 the Board

Jack O'Rear.............        --            --              --          --           --         --
 Executive Vice
  President
 of Operations for the
 Americas

Jeffrey B. Lavin........        --            --              --          --           --         --
 Vice President of
  Finance,
 Chief Financial
  Officer,
 Treasurer and Clerk

Blaise E. Scioli........        --            --              --          --           --         --
 Executive Vice
  President
 of Global Marketing and
 Business Development

Robert E. Zinn..........     60,000(3)       5.56%        $37.688      8/8/10   $1,422,107 $3,603,898
 Executive Vice
  President
 of European and Asian
 Pacific Operations

--------
(1) All options were granted at fair market value as determined by the Board of Directors of the Corporation on the date of grant.
(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of the Corporation's Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Corporation's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Corporation's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executive Officers.
(3) The options become exercisable at the rate of 33.33% per annum.

Option Exercises and Fiscal Year-End Values

  The following table sets forth information with respect to options to purchase the Corporation's Common Stock granted to the Named Executive Officers under the Corporation's stock plans, including (i) the number of shares of Common Stock purchased upon exercise of options during the fiscal year ended December 31, 2000; (ii) the net value realized upon such exercise;
(iii) the number of unexercised options outstanding at December 31, 2000; and
(iv) the value of such unexercised options at December 31, 2000.

            Aggregated Option/SAR Exercises in Last Fiscal Year and
                    Option/SAR Values at December 31, 2000

                                                  Number of Securities      Value of Unexercised
                                                 Underlying Unexercised   In-the-Money Options/SARs
                           Shares               Options/SARs at December    at December 31, 2000
                         Acquired on   Value          31, 2000 (#)                 ($)(2)
                          Exercise    Realized  ------------------------- -------------------------
Name                         (#)       ($)(1)   Exercisable/Unexercisable Exercisable/Unexercisable
----                     ----------- ---------- ------------------------- -------------------------
John A. Pino............      --            --                  --                          --
Jack O'Rear.............   20,000    $1,186,631       31,873/39,323          $   14,897/$50,208
Jeffrey B. Lavin........   20,000     1,146,270       20,000/60,000             138,750/416,250
Blaise E. Scioli........   20,000     1,084,898      113,967/33,333           1,277,302/262,500
Robert E. Zinn..........      --            --             0/60,000                         0/0

--------
(1) Amounts disclosed in this column were calculated based on the difference between the fair market value of the Corporation's Common Stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and do not necessarily reflect amounts received by the Named Executive Officers.
(2) Value is based on the difference between the option exercise price and the fair market value at December 29, 2000, the last day during fiscal year 2000 for which market prices are available ($15.75 per share of Common Stock as quoted on the Nasdaq National Market), multiplied by the number of shares underlying the options. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the date on which the options are exercised and the date on which the underlying shares of Common Stock are sold.

Employment Arrangements

  In August 2000, the Corporation entered into a three-year employment agreement with Robert E. Zinn, the Corporation's Executive Vice President of European and Asian Pacific Operations, with a base salary of $300,000 per year and a guaranteed bonus of $50,000 for the first year so long as Mr. Zinn continues to be employed by the Corporation. If the Corporation terminates Mr. Zinn's employment without Cause (as defined in the agreement) prior to the end of the three-year period from the date of the agreement (the "Zinn Employment Period"), the Corporation has agreed to pay Mr. Zinn his monthly base salary for the lesser of 12 months or the remainder of the Zinn Employment Period. Pursuant to Mr. Zinn's employment agreement, Mr. Zinn was also granted an option to purchase 60,000 shares of Common Stock vesting in three equal annual installments. Mr. Zinn's employment agreement required him to sign a noncompetition agreement which contains one year non-competition and employee and customer non-solicitation provisions.

  In July 1999, the Corporation entered into a three-year employment agreement with Jack O'Rear, the Corporation's Executive Vice President of Operations for the Americas, with a base salary of $212,000 per year.

If the Corporation terminates Mr. O'Rear's employment without Cause (as defined in the agreement) prior to the end of the three-year period from the date of the agreement (the "O'Rear Employment Period"), the Corporation has agreed to pay Mr. O'Rear his monthly base salary for the lesser of 12 months or the remainder of the O'Rear Employment Period. Pursuant to the agreement, Mr. O'Rear was also granted an option to purchase 45,000 shares of Common Stock vesting in three equal annual installments. Mr. O'Rear's employment agreement contains one year non-competition and employee and customer non-solicitation provisions.

Compensation Committee and Stock Option Committee Report on Executive
Compensation

  The Corporation's executive compensation program is administered by the compensation committee (the "Compensation Committee") and the stock option committee (the "Stock Option Committee") of the Board of Directors. Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for establishing and administering the Corporation's executive compensation plans and policies (other then with respect to the Corporation's stock plans). The Compensation Committee is comprised of two outside directors. The Stock Option Committee, which is also comprised of two outside directors, makes recommendations and awards under, and administers, the Corporation's stock plans.

Compensation Philosophy

  The Corporation's compensation policy for executive officers is reviewed and approved by the Compensation Committee and the Stock Option Committee. The Corporation's executive compensation program is designed to promote the following objectives:

  . To enhance profitability of the Corporation and increase stockholder value.

  . To provide competitive levels of compensation that will attract, retain, motivate and reward highly qualified executives.

  . To recognize individual initiative and achievement.

  . To align the interests of the Corporation's management with those of stockholders by including long-term equity incentives.

Executive Compensation Program

  The Corporation's executive compensation program consists of three elements:
(i) cash compensation in the form of base salary, (ii) annual incentive compensation in the form of cash bonuses and (iii) long-term equity incentives in the form of stock options. Elements (i) and (ii) are administered by the Compensation Committee, and element (iii) is administered by the Stock Option Committee. Executive officers are also eligible to participate in certain benefit programs which are generally available to all employees of the Corporation, including life insurance and other employee benefits and a 401(k) retirement savings plan. In all cases, the Compensation Committee's and Stock Option Committee's decisions involving executive officer compensation are ultimately based on each committee's judgment regarding the best interests of the Corporation and its stockholders.

 Base Salary

  Base salary compensation levels for each of the Corporation's executive officers, including the Chief Executive Officer, are generally determined by evaluating (i) the experience of and the responsibilities to be held by the individual, (ii) the Corporation's past financial performance and future expectations and (iii) individual performance. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a determination based upon consideration of all of these factors, as well as the progress made with respect to the Corporation's long-term goals and strategies. The Compensation Committee also considers generally available information regarding salaries paid to executive officers with comparable qualifications, experience and responsibilities at companies in the same or similar business and has generally set base salary in the mid-range level of executive compensation that the Compensation Committee believes are paid to such executive officers. Base salary levels for each of the Corporation's executive officers, other than the Chief Executive Officer, are also based upon evaluations and recommendations made by the Chief Executive Officer. With respect to executive officers who first joined the Corporation in 2000, special consideration was given to each officer's compensation package at his prior place of employment.

 Annual Incentive Compensation

  Each executive officer, including the Chief Executive Officer, is entitled to receive annual incentive compensation, in the form of cash bonuses based on the achievement by the Corporation of predetermined revenue and earnings objectives, as well as the performance of the individual executive officer. Cash bonuses are intended to constitute a significant portion of an executive officer's incentive and total compensation package. Cash bonuses for each of the Corporation's executive officers, other than the Corporation's Chief Executive Officer, are also based upon recommendations of the Chief Executive Officer.

 Long-Term Incentive Compensation

  Long-term incentive compensation, in the form of stock options, provide a stock-based incentive to improve the Corporation's financial performance by allowing the executive officers to share in any appreciation in the value of the Corporation's Common Stock. Accordingly, the Compensation and the Stock Option Committees believe that stock option participation aligns the interests of executive officers with those of the Corporation's stockholders by encouraging executive officers to maximize the value of the Corporation. Stock options also assist in the recruitment, motivation and retention of key professional and managerial personnel. Stock options are granted to executive officers from time to time based primarily upon the individual's actual and/or potential contributions to the Corporation, competitive market practices, and the Corporation's financial performance. When establishing stock option grant levels for executive officers, the Stock Option Committee considers existing levels of stock ownership, previous grants of stock options, vesting schedules of previously granted options and the current market value of the Corporation's Common Stock. Stock options granted under the Corporation's Amended and Restated 1995 Stock Plan and 1993 Incentive Stock Option Plan have an exercise price equal to the fair market value of the stock on the date of grant.

  In the year ended December 31, 2000, Robert E. Zinn, the Corporation's Executive Vice President of European and Asian Pacific Operations, was granted an option to purchase up to 60,000 shares of Common Stock at an exercise price of $37.688 per share and Christopher L. Gorgone, the Corporation's Interim Chief Financial Officer, Vice President of Administration, Treasurer and Clerk was granted an option to purchase up to 75,000 shares of Common Stock at an exercise price of $39.688 per share. No stock options were granted during the year ended December 31, 2000 to the Chief Executive Officer or any other executive officer.

 Compensation of the Chief Executive Officer

  Consistent with the executive compensation policies described above, Mr. Pino received salary compensation of $311,058 and no incentive compensation for the fiscal year ended December 31, 2000. In fiscal 2000, as in prior years, Mr. Pino did not receive any long-term equity incentives in the form of stock options pursuant to the Corporation's stock plans.

 Deductibility of Executive Compensation Expenses

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction for compensation in excess of $1 million paid to any of the executive officers named in the Summary Compensation Table above. The Compensation Committee has considered the requirements of Section 162(m) of the Code and the related regulations. It is the Compensation Committees' present belief that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation will be deductible for all income tax purposes.

Respectfully
submitted by the
Compensation      Respectfully submitted by the
Committee,        Stock Option Committee,

Edward T. Cuddy   Edward T. Cuddy
Bruce R. Gardner  Bruce R. Gardner

Compensation Committee Interlocks and Insider Participation

  The Corporation's Board of Directors established a Compensation Committee in March 1995. The Compensation Committee currently consists of Messrs. Cuddy and Gardner.

Audit Committee Report

  This report is submitted for the fiscal year ended December 31, 2000 by the Corporation's Audit Committee of the Board of Directors, which reviews with the independent auditors and management the annual financial statements of the Corporation and the independent auditors' opinion thereon, reviews the results of the audit of the Corporation's financial statements with the independent auditors, recommends the retention of the independent auditors to the Board of Directors and periodically reviews the Corporation's accounting policies and internal accounting and financial controls. The Audit Committee is composed of Messrs. Cuddy, Gardner and Gibbs. None of Messrs. Cuddy, Gardner or Gibbs are officers or employees of the Corporation, and aside from being Directors of the Corporation, each is otherwise independent of the Corporation (as independence is defined pursuant to Rule 4200 (a)(15) of the National Association of Securities Dealers' listing standards).

  The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for fiscal 2000 with the Corporation's management and with Deloitte & Touche LLP, the Corporation's independent auditors. The Audit Committee has also discussed with Deloitte & Touche LLP, among other things, the methods used to account for significant unusual transactions, the effect of significant accounting policies in emerging areas, the process used by management in formulating accounting estimates and other matters required under Statement on Auditing Standards 61 (Communications with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and a letter from Deloitte & Touche LLP regarding its independence as auditors required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with Deloitte & Touche LLP the status of its independence. Based upon its review of the financial statements and these discussions, the Audit Committee has concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited annual financial statements of the Corporation for fiscal 2000 be included in the Corporation's Annual Report on Form 10-K for fiscal 2000. The Board of Directors has adopted a written charter for the Audit Committee set forth hereto as Appendix A to this proxy statement.

  Respectfully submitted by
  the Audit Committee,

  Edward T. Cuddy
  Bruce R. Gardner
  Frederick W. Gibbs

Accounting Fees

 Audit Fees

  The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Corporation's annual financial statements for the fiscal year ended December 31, 2000 and for the review of the financial statements included in the Corporation's Forms 10-Q for the fiscal year ended December 31, 2000, including expenses, were approximately $750,000.

 Financial Information Systems Design and Implementation Fees

  The aggregate fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000 were approximately $4,733,000.

 All Others Fees

  The aggregate fees billed by Deloitte for professional services other than those described above for the fiscal year ended December 31, 2000 were in the aggregate approximately $2,358,000. Other fees include projects relating to debt offerings, registration services, mergers and acquisitions, tax planning and compliance matters.

  The Corporation's Audit Committee has determined that the provision of the services provided by Deloitte as set forth herein are compatible with maintaining Deloitte & Touche LLP's independence.

Certain Relationships and Related Transactions

 Agreements with Donald G. Polich

  The Corporation is a party to two separate Consulting Agreements dated as of August 4, 1993, as amended, with Re-Act Consulting, a consulting company of which Mr. Polich, a Director of the Corporation, and Nelva Polich, Mr. Polich's wife, are the owners and employees (the "Consulting Agreements"). Each of the Consulting Agreements terminate on August 4, 2003. The Consulting Agreements provide for initial monthly consulting fees of approximately $16,500 which increase by eight percent (8%) per annum. The Corporation paid consulting fees under the Consulting Agreements of approximately $326,000 during fiscal 2000.

  The Corporation is a party to two separate Noncompetition Agreements dated as of January 1, 1993, as amended, with Mr. Polich (the "Noncompetition Agreements"). Each of the Noncompetition Agreements terminate on January 1, 2003. Under these agreements, Mr. Polich agreed not to engage in any business activity in the United States which is directly or indirectly in competition with the Corporation, including businesses relating to cable and harness assembly, printed circuit board assembly, subassembly and assembly of final products. Mr. Polich is prohibited from soliciting any employee of the Corporation to become an employee of any competing organization during the term of such agreements. Pursuant to the Noncompetition Agreements, the Corporation paid to Mr. Polich $85,000 during fiscal 2000.

  Pursuant to a Stock Purchase Agreement dated as of January 1, 1993, as amended, among the Corporation, Mr. Pino and Mr. Polich, Mr. Pino agreed to vote his shares in the Corporation in favor of electing Mr. Polich as a director of the Corporation until the earlier of: (i) January 1, 2003 or (ii) the date on which all payments required by the Corporation under the Consulting Agreements and Noncompetition Agreements have been paid in full. In addition, the Corporation agreed that during such time that Mr. Polich is entitled to be elected a director (i) Mr. Polich will receive annual director fees from the Corporation in the amount of $7,500 (provided, that such fees shall be applied to Mr. Polich's $70,686 loan, as of such date, from the Corporation to him), (ii) the Corporation will maintain a $1,000,000 term life insurance policy on his life payable to his spouse, and (iii) the Corporation will provide Mr. and Mrs. Polich with health insurance pursuant to the standard health insurance benefits provided to employees of the Corporation. During fiscal 2000, the Corporation applied the $7,500 director fees against Mr. Polich's loan from the Corporation described below, paid $5,800 in premiums for the insurance policy on Mr. Polich's life and paid $15,246 in health insurance premiums for Mr. and Mrs. Polich.

  Mr. Polich is the obligor on a promissory note in the original principal amount of $70,686 payable to the Corporation. The obligation is evidenced by a note dated December 31, 1992 which bears interest at six percent per annum, and the $7,500 in annual director's fees which are paid to Mr. Polich are applied to the principal and interest due on such note. All unpaid principal and accrued interest is due December 31, 2002. As of December 31, 2000, the principal and accrued interest outstanding on the promissory note was $19,300.

 Re-Act Realty Trust

  The Corporation leases two facilities in Hudson, Massachusetts from Re-Act Realty Trust, a Massachusetts nominee trust ("Re-Act Realty Trust"), of which Mr. Pino is trustee and the beneficiaries of which are Mr. Pino and Janet M. Pino, Mr. Pino's wife. The two facility leases provide for terms expiring in 2003, and provided for total base monthly rent during fiscal 2000 of $30,000. The Corporation assumes the cost of all taxes, betterment assessments, insurance costs, utility costs and all other operating and maintenance expenses for the facilities. Under the leases, the Corporation paid Re-Act Realty Trust a total of $388,000 during fiscal 2000.

 Split-Dollar Life Insurance Agreement

  In September 1996, the Corporation entered into a "split-dollar" life insurance agreement with a trust established by John A. Pino and his wife, Janet M. Pino. Under the terms of the agreement, the Corporation and the trust will share in the premium costs of a whole life insurance policy on the joint lives of Mr. and Mrs. Pino. The Corporation is entitled to reimbursement of the amounts advanced, without interest, upon the first to occur of: (a) the death of the later of Mr. or Mrs. Pino or (b) the surrender of the policy. These advances are secured by a collateral assignment of the policy to the Corporation. In fiscal 2000, the Corporation advanced approximately $196,000 toward the payment of the premiums.

 Other Transactions

  The Corporation has entered into a Registration Rights Agreement dated February 8, 1995 with Mr. Pino and certain trusts previously established by Mr. Pino pursuant to which the Corporation, under certain circumstances, will be required to register their shares of Common Stock under the Securities Act of 1933, as amended.

  A company owned by Mr. Lee, who is a Director of the Corporation, purchased on December 13, 2000 substantially all of the operating assets and liabilities of the telephony equipment business of Cidco Communications, Inc., a customer of ACT Manufacturing Thailand, a subsidiary of the Corporation, that purchased approximately $38.1 million of services from ACT Manufacturing Thailand and its predecessor during the period from November 25, 1999 through November 24, 2000.

  The Corporation's wholly-owned subsidiary, CMC, has had numerous transactions with its former affiliate and customer, Cortelco Systems Holding Corp. ("Cortelco"), including the transfer of certain assets and related liabilities associated with the telephone business to Cortelco. In addition, Mr. Lee, a Director of the Corporation, is also a director and the largest stockholder of Cortelco.

  The Corporation sold 575,000 shares of common stock of eOn Communications Corporation (formally Cortelco Systems, Inc.) that the Corporation originally received in March 1999 in connection with the restructuring of Cortelco for net proceeds of approximately $6.4 million in the first quarter of 2000. The Corporation recognized a gain on the sale of the eOn investment of approximately $0.6 million, net of investment writedown.

  In July 1998, CMC converted certain older accounts receivable from Cortelco totaling $2.0 million into a note receivable. Under the terms of the note, Cortelco agrees to pay the balance over a three-year term with monthly payments of $50,000 plus interest and a final installment of $200,000 due at the end of the three-year period. Interest accrues on the note at a rate of 9.0% per annum. As of December 31, 2000, Cortelco had made all payments required at that date under the terms of the note. The Corporation continues to provide credit for manufacturing services sold to Cortelco in the form of trade receivables, and as of December 31, 2000, had approximately $3.3 million in trade receivables from Cortelco. Cortelco's payments on its trade accounts with CMC have in the past been late, and there can be no assurances that such payments or payments on the note will in the future be made on a timely basis, if at all.

  In connection with the GSS Thailand acquisition, an approximately $621,000 loan from GSS Thailand to Robert E. Zinn was forgiven.

  The Corporation has adopted a policy whereby all material future transactions between the Corporation and its officers, directors and affiliates will be on terms no less favorable to the Corporation than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Corporation's Board of Directors.

Compensation of Directors

  As compensation for serving on the Board of Directors, the Corporation pays each non-employee director $5,000 annually and an additional $1,000 for each meeting of the Board of Directors that they attend. Non-employee directors also receive $500 for their attendance at each meeting of any Board committees on which they serve unless such committee meeting is held on the same date as a meeting of the Board, and will be reimbursed for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Non-employee directors are also automatically granted options to purchase shares of the Corporation's Common Stock pursuant to the 1995 Non-Employee Director Stock Option Plan. Mr. Polich receives minimum annual director's fees, payable quarterly, of $7,500 for his service on the Board of Directors. Directors who are officers or employees of the Corporation do not receive any additional compensation for their services as directors.

Stock Performance Graph

  The following graph compares the percentage change in the cumulative total stockholder return on the Corporation's Common Stock for the five fiscal years ended December 31, 2000, with the cumulative total return for the Nasdaq Market Index and an SIC Index that includes all organizations in the Corporation's Standard Industrial Classification (SIC) Code 367-Electronic Components & Accessories. The comparison assumes $100 was invested on December 31, 1995 in the Corporation's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                 COMPARISON OF CUMULATIVE TOTAL RETURN (1)(2)

                             [GRAPH APPEARS HERE]

                                             FISCAL YEAR ENDING
                                ---------------------------------------------
                                12/31   12/31   12/31   12/31   12/31   12/31
                                1995    1996    1997    1998    1999    2000
ACT Manufacturing               100.00  237.08  126.97  128.66  337.08  141.57
Electronic Components & Access  100.00  151.60  161.31  236.11  499.75  376.57
NASDAQ Market Index             100.00  124.27  152.00  214.39  378.12  237.66
--------
(1) This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Media General Financial Services, Richmond, Virginia, a source believed to be reliable, but the Corporation is not responsible for any errors or omissions in such information.

                                  PROPOSAL 2

        APPROVE AND ADOPT A SECOND AMENDED AND RESTATED 1995 STOCK PLAN

  The 1995 Stock Plan ("1995 Stock Plan") was adopted by the Corporation's Board of Directors on February 8, 1995 and approved by the stockholders on February 8, 1995. The 1995 Stock Plan was amended by the Corporation's stockholders on May 20, 1997 to provide for the issuance of a maximum of 1,250,000 shares of Common Stock of the Corporation and an Amended and Restated 1995 Stock Plan was adopted by the Corporation's stockholders on July 29, 1999 to provide for the issuance of a maximum of 2,250,000 shares of Common Stock of the Corporation. On April 4, 2001, the Corporation's Board of Directors approved a Second Amended and Restated 1995 Stock Plan pursuant to which the number of shares reserved for issuance thereunder would be increased by an additional 1,000,000 shares to 3,250,000 shares. Stockholder approval of the Second Amended and Restated 1995 Stock Plan is required by the terms of the 1995 Stock Plan.

  As of March 21, 2001, options to purchase an aggregate of approximately 2.1 million shares of the Corporation's Common Stock were outstanding under the Corporation's 1993 Incentive Stock Option Plan, the 1995 Non-Employee Director Stock Option Plan, the 1995 Stock Plan and the Amended and Restated 1990 Equity Incentive Plan, and approximately 852,000 shares of Common Stock were available for future grant under such plans. The Corporation's Board of Directors has determined not to grant additional options under the 1993 Incentive Stock Option Plan and the Amended and Restated 1990 Equity Incentive Plan. Approximately 167,000 shares remain available for grant under the 1995 Stock Plan. If the proposal to approve the Second Amended and Restated 1995 Stock Plan is approved, approximately 1.2 million shares will be available for future grant under the 1995 Stock Plan.

  The Corporation's Board of Directors believes that in order to attract and retain qualified employees, it is necessary to continue to grant options to such employees. The Board of Directors believes that the remaining shares in the 1995 Stock Plan are insufficient for this purpose.

  The essential features of the 1995 Stock Plan are outlined below.

  The Corporation intends the 1995 Stock Plan to provide incentives to the directors, officers and other employees of the Corporation and to other individuals who render service to the Corporation by providing them with opportunities to participate in the ownership of the Corporation through the following:

  . the grant of options which qualify as incentive stock options under
    Section 422(b) of the Code;

  . the grant of options which do not qualify as incentive stock options;

  . awards of the Corporation's stock; and

  . opportunities to make direct purchases of the Corporation's stock.

  Both incentive stock options and non-qualified options are referred to hereafter individually as an "Option" and collectively as "Options." Options, awards of stock and authorizations to make purchases of stock are referred to hereafter collectively as "Stock Rights."

  The Stock Option Committee of the Board of Directors administers the 1995 Stock Plan. Subject to the provisions of the 1995 Stock Plan, the Stock Option Committee has the authority to select the optionees and determine the terms of the Options granted, including:

  . the number of shares subject to each Option;

  . when the Option becomes exercisable;

  . the exercise price of the Option;

  . the duration of the Option; and

  . the time, manner and form of payment upon exercise of an Option.

  Stock Rights may be granted under the 1995 Stock Plan at any time prior to February 8, 2005. The exercise price per share of incentive stock options granted under the 1995 Stock Plan cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of incentive stock options granted to employees holding more than 10% of the total combined voting power of all classes of stock of the Corporation, 110% of the fair market value of the Common Stock on the date of grant). The 1995 Stock Plan provides that, subject to earlier termination, each Option shall expire on the date specified in the option agreement, but not more than ten years from its date of grant (or five years in the case of incentive stock options granted to an employee holding more than 10% of the total combined voting power of all classes of stock of the Corporation).

  The 1995 Stock Plan currently authorizes the issuance of up to 2,250,000 shares of the Corporation's Common Stock, but no employee of the Corporation may be granted Options to acquire, in the aggregate, more than 2,249,000 shares of stock. Any shares subject to an Option which expires or terminates may again be available for grant under the 1995 Stock Plan; however, such shares are included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the 1995 Stock Plan.

  Each Option granted under the 1995 Stock Plan may be either fully exercisable at the time of the grant or may become exercisable in such installments as the Stock Option Committee may specify. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. The Stock Option Committee has the right to accelerate the date of exercise of any installment of any Option, provided such acceleration would not violate the $100,000 per year limitation on the fair market value of stock (determined as of the grant date) subject to incentive stock options granted to any employee which become exercisable for the first time in any calendar year.

  Stock Rights are not assignable or transferable by the grantee except by will, by the laws of descent or distribution or, in the case of a non-qualified option, pursuant to a valid domestic relations order. Generally, no incentive stock option may be exercised more than ninety (90) days following termination of employment, but not later than the stated expiration date. However, in the event that termination is due to death or disability, the incentive stock option is exercisable to the extent then vested, for a maximum of 180 days after such termination, but not later than the stated expiration date.

  An Option shall be exercised by giving written notice delivered to the principal office of the Corporation together with full payment of the exercise price. Payment may be made by cash or check, or at the discretion of the Stock Option Committee:

  . by personal recourse note with interest;

  . by tendering the Corporation's Common Stock; or

  . through the delivery of an assignment of sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise.

  If the Stock Option Committee exercises such discretion with respect to an incentive stock option, it must do so in writing at the time of the grant of the incentive stock option.

  The Corporation's Board of Directors may terminate the 1995 Stock Plan at any time but such termination will not affect any Stock Rights then outstanding under the 1995 Stock Plan. Unless terminated by action of the Corporation's Board of Directors, the 1995 Stock Plan will continue in effect until February 7, 2005, but Stock Rights granted prior to that time will continue in effect until they expire in accordance with their terms. The Corporation's Board of Directors may also amend the 1995 Stock Plan as it deems advisable in certain ways. Amendments which, among other things, materially modify the requirements for participation in the 1995 Stock Plan or increase the number of shares of Common Stock subject to issuance under the 1995 Stock Plan, must be submitted to stockholders for approval.

Certain Federal Income Tax Considerations with Respect to the 1995 Stock Plan

 Federal Income Tax Consequences

  Incentive Stock Options.

  The following general rules are applicable under current federal income tax law to incentive stock options ("ISOs") granted under the 1995 Stock Plan.

  . In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no corresponding federal tax deduction is allowed to the Corporation upon either grant or exercise of an ISO.

  . If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

  . If shares acquired upon exercise of an ISO are disposed of before the Holding Periods are met (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

  . In any year that an optionee recognizes compensation income as the result of a Disqualifying Disposition of stock acquired by exercising an ISO, the Corporation generally should be entitled to a corresponding deduction for federal income tax purposes.

  . Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

  . Capital gain or loss recognized by an optionee upon a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

  . An optionee may be entitled to exercise an ISO by delivering shares of the Corporation's Common Stock to the Corporation in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

  . In addition to the tax consequences described above, the exercise of an ISO may result in additional tax liability to the optionee under the alternative minimum tax rules. The Code provides that an alternative minimum tax (at a maximum rate of 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer that pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

  . Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

  Non-Qualified Options.

  The following general rules are applicable under current federal income tax law to options that do not qualify as ISOs ("Non-Qualified Options") granted under the 1995 Stock Plan:

  . The optionee generally does not realize any taxable income upon the grant of a Non-Qualified Option, and the Corporation is not allowed a federal income tax deduction by reason of such grant.

  . The optionee generally will recognize ordinary compensation income at the time of exercise of a Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

  . When the optionee sells the shares acquired pursuant to a Non-Qualified
    Option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

  . The Corporation generally should be entitled to a corresponding tax deduction for federal income tax purposes when the optionee recognizes compensation income.

  . An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of the Corporation's Common Stock to the Corporation in payment of the exercise price. If an optionee exercises a Non-Qualified Option in such fashion, special rules will apply.

  . Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

  Awards and Purchases.

  The following general rules are applicable under current federal income tax law to awards of stock ("Awards") or the granting of opportunities to make direct stock purchases ("Purchases") under the 1995 Stock Plan:

  . Persons receiving Common Stock pursuant to an Award or Purchase generally will recognize compensation income equal to the fair market value of the shares received, reduced by any purchase price paid.

  . The Corporation generally should be entitled to a corresponding deduction for federal income tax purposes when such person recognizes compensation income. When such Common Stock is sold, the seller generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale and the seller's tax basis in the Common Stock (generally, the amount that the seller paid for such stock plus the amount taxed to the Seller as compensation income).

  . Special rules apply if the stock acquired pursuant to an Award or Purchase is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

  Approval and adoption of the Second Amended and Restated 1995 Stock Plan requires the affirmative vote of the holders of a majority of the shares of the Corporation's Common Stock voting on the proposal at the Corporation's Annual Meeting of Stockholders. The full text of the proposed Second Amended and Restated 1995 Stock Plan is included as Appendix B to this proxy statement.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
        "FOR" APPROVAL AND ADOPTION OF THE SECOND AMENDED AND RESTATED
           1995 STOCK PLAN PURSUANT TO WHICH THE NUMBER OF SHARES OF
             COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER WILL BE
                 INCREASED FROM 2,250,000 TO 3,250,000 SHARES.

                                  PROPOSAL 3

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Deloitte & Touche LLP ("Deloitte & Touche"), independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 2001. Deloitte & Touche has served as the Corporation's auditors since 1985. It is expected that a member of the firm of Deloitte & Touche will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions from the stockholders. The ratification of this selection is not required under the laws of the Commonwealth of Massachusetts, where the Corporation is incorporated, but the results of this vote will be considered by the Board of Directors in selecting auditors for future years.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
                      THE RATIFICATION OF THIS SELECTION.

                             SECTION 16 REPORTING

  Section 16(a) of the Exchange Act requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock (collectively, the "Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Such persons are required by regulations of the Commission to furnish the Corporation with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2000, the Corporation believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2000.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Corporation must be received at the Corporation's principal executive offices not later than December 17, 2001. The deadline for providing timely notice to the Corporation of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders of the Corporation is February 19, 2002. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission. In order to curtail controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to ACT Manufacturing, Inc., 2 Cabot Road, Hudson, MA 01749, Attention: Christopher L. Gorgone, Clerk.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Corporation. In addition to soliciting stockholders by mail and through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

                                          By Order of the Board of Directors

                                          Christopher L. Gorgone
                                          Clerk

                                                                     APPENDIX A

                            ACT MANUFACTURING, INC.

                            AUDIT COMMITTEE CHARTER

A. Purpose and Scope

  The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Corporation to the Securities and Exchange Commission ("SEC"), the Corporation's shareholders or to the general public, and (ii) the Corporation's internal financial and accounting controls.

B. Composition

  The Committee shall be comprised of a minimum of three directors as appointed by the Board of Directors, who shall meet the independence and audit committee composition requirements under any rules or regulations of The NASDAQ National Market, as in effect from time to time, and shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

  All members of the Committee shall either (i) be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement, or (ii) be able to do so within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

  The Board may appoint one member who does not meet the independence requirements set forth above and who is not a current employee of the Corporation or an immediate family member of such employee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required in the best interests of the Corporation and its shareholders. The Board shall disclose in the next proxy statement after such determination the nature of the relationship and the reasons for the determination.

  The members of the Committee shall be elected by the Board of Directors at the meeting of the Board of Directors following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C. Responsibilities and Duties

  To fulfill its responsibilities and duties the Committee shall:

 Document Review

  1. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually (and update this Charter if and when appropriate).

  2. Review with representatives of management and representatives of the independent accounting firm the Corporation's audited annual financial statements prior to their filing as part of the Annual Report on Form 10-K. After such review and discussion, the Committee shall recommend to the Board of Directors whether such audited financial statements should be published in the Corporation's annual report on Form 10-K. The Committee shall also review the Corporation's quarterly financial statements prior to their inclusion in the Corporation's quarterly SEC filings on Form 10-Q.

  3. Take steps designed to insure that the independent accounting firm reviews the Corporation's interim financial statements prior to their inclusion in the Corporation's quarterly reports on Form 10-Q.

 Independent Accounting Firm

  4. Recommend to the Board of Directors the selection of the independent accounting firm, and approve the fees and other compensation to be paid to the independent accounting firm. The Committee shall have the ultimate authority and responsibility to select, evaluate and, when warranted, replace such independent accounting firm (or to recommend such replacement for shareholder approval in any proxy statement).

  5. On an annual basis, receive from the independent accounting firm a formal written statement identifying all relationships between the independent accounting firm and the Corporation consistent with Independence Standards Board ("ISB") Standard 1. The Committee shall actively engage in a dialogue with the independent accounting firm as to any disclosed relationships or services that may impact its independence. The Committee shall take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the independent accounting firm.

  6. On an annual basis, discuss with representatives of the independent accounting firm the matters required to be discussed by Statement on Auditing Standards ("SAS") 61, as it may be modified or supplemented.

  7. Meet with the independent accounting firm prior to the audit to review the planning and staffing of the audit.

  8. Evaluate the performance of the independent accounting firm and recommend to the Board of Directors any proposed discharge of the independent accounting firm when circumstances warrant. The independent accounting firm shall be ultimately accountable to the Board of Directors and the Committee.

 Financial Reporting Processes

  9. In consultation with the independent accounting firm and management, review annually the adequacy of the Corporation's internal financial and accounting controls.

 Compliance

  10. To the extent deemed necessary by the Committee, it shall have the authority to engage outside counsel and/or independent accounting consultants to review any matter under its responsibility.

 Reporting

  11. Prepare, in accordance with the rules of the SEC as modified or supplemented from time to time, a written report of the audit committee to be included in the Corporation's annual proxy statement for each annual meeting of stockholders occurring after December 14, 2000.

  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

                                                                     APPENDIX B

                            ACT MANUFACTURING, INC.

                  SECOND AMENDED AND RESTATED 1995 STOCK PLAN

  1. Purpose. The purpose of this Second Amended and Restated 1995 Stock Plan (the "Plan") is to encourage employees of ACT Manufacturing, Inc. (the "Company") and of any present or future parent or subsidiary of the Company (collectively, "Related Corporations") and other individuals who render services to the Company or a Related Corporation, by providing opportunities to participate in the ownership of the Company and its future growth through
(a) the grant of options which qualify as "incentive stock options" ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); (b) the grant of options which do not qualify as ISOs ("Non-Qualified Options"); (c) awards of stock in the Company ("Awards"); and (d) opportunities to make direct purchases of stock in the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." Options, Awards and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code.

  2. Administration of the Plan.

    A. Board or Committee Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee appointed by the Board (the "Committee"); provided that the Plan shall be administered: (i) to the extent required by applicable regulations under
  Section 162(m) of the Code, by two or more "outside directors" (as defined in applicable regulations thereunder) and (ii) to the extent required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor provision ("Rule 16b-3"), by a disinterested administrator or administrators within the meaning of Rule 16b-3. Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine to whom (from among the class of employees eligible under paragraph 3 to receive ISOs) ISOs shall be granted, and to whom (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) Non-Qualified Options, Awards and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options or Awards shall be granted or Purchases made; (iii) determine the purchase price of shares subject to each Option or Purchase, which prices shall not be less than the minimum price specified in paragraph 6; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option;
  (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) extend the period during which outstanding Options may be exercised; (vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (viii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board or the

  Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

    B. Committee Actions. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. A majority of the Committee shall constitute a quorum and acts of a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee (if consistent with applicable state law), shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

    C. Grant of Stock Rights to Board Members. Subject to the provisions of the first sentence of paragraph 2(A) above, if applicable, Stock Rights may be granted to members of the Board. All grants of Stock Rights to members of the Board shall in all other respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Consistent with the provisions of the first sentence of Paragraph 2(A) above, members of the Board who either (i) are eligible to receive grants of Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan, except that no such member shall act upon the granting to himself or herself of Stock Rights, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to such member of Stock Rights.

  3. Eligible Employees and Others. ISOs may be granted only to employees of the Company or any Related Corporation. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant a Stock Right. The granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify such individual or entity from, participation in any other grant of Stock Rights.

  4. Stock. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 3,250,000, subject to adjustment as provided in paragraph 13. If any Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares of Common Stock subject to such Stock Right shall again be available for grants of Stock Rights under the Plan.

  No employee of the Company or any Related Corporation may be granted Options to acquire, in the aggregate, more than 3,249,000 shares of Common Stock under the Plan. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares subject to such Option shall be included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the Plan.

  5. Granting of Stock Rights. Stock Rights may be granted under the Plan at any time on or after February 8, 1995 and prior to February 8, 2005. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.

  6. Minimum Option Price; ISO Limitations.

    A. Price for Non-Qualified Options, Awards and Purchases. The exercise price per share specified in the agreement relating to each Non-Qualified Option granted, and the purchase price per share of stock granted in any Award or authorized as a Purchase, under the Plan shall in no event be less than the minimum legal consideration required therefor under the laws of any jurisdiction in which the Company or its successors in interest may be organized. Stock Rights granted under the Plan may be exercisable only upon the attainment of a pre-established, objective performance goal established by the Committee. If the Committee grants Stock Rights under the Plan, such grants may be submitted for, and may be contingent upon, shareholder approval if the Committee so determines in accordance with the regulations established under Section 162(m) of the Code.

    B. Price for ISOs. The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

    C. $100,000 Annual Limitation on ISO Vesting. Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Non-Qualified Options.

    D. Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. If the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall mean the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

  7. Option Duration. Subject to earlier termination as provided in paragraphs 9 and 10 or in the agreement relating to such Option, each Option shall expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Options generally and
(ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, as determined under paragraph 6(B). Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

  8. Exercise of Option. Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

    A. Vesting. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

    B. Full Vesting of Installments. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

    C. Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

    D. Acceleration of Vesting. The Committee shall have the right to accelerate the date that any installment of any Option becomes exercisable; provided that the Committee shall not, without the consent of an optionee, accelerate the permitted exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph 16) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in paragraph 6(C).

  9. Termination of Employment. Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his or her ISOs shall become exercisable, and his or her ISOs shall terminate on the earlier of (a) ninety (90) days after the date of termination of his or her employment, or
(b) their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 16. For purposes of this paragraph 9, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under this paragraph 9, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any grantee of any Stock Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

  10. Death; Disability.

    A. Death. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her death, any ISO owned by such optionee may be exercised, to the extent otherwise exercisable on the date of death, by the estate, personal representative or beneficiary who has acquired the

  ISO by will or by the laws of descent and distribution, until the earlier of (i) the specified expiration date of the ISO or (ii) 180 days from the date of the optionee's death.

    B. Disability. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her disability, such optionee shall have the right to exercise any ISO held by him or her on the date of termination of employment, for the number of shares for which he or she could have exercised it on that date, until the earlier of (i) the specified expiration date of the ISO or (ii) 180 days from the date of the termination of the optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in
  Section 22(e)(3) of the Code or any successor statute.

  11. Assignability. No Stock Right shall be assignable or transferable by the grantee except by will, by the laws of descent and distribution or, in the case of Non-Qualified Options only, pursuant to a valid domestic relations order. Except as set forth in the previous sentence, during the lifetime of a grantee each Stock Right shall be exercisable only by such grantee.

  12. Terms and Conditions of Options. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. The Committee may specify that any Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

  13. Adjustments. Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to such optionee hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

    A. Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend. Notwithstanding the foregoing, no adjustment shall be made for the 280-for-1 stock split in the form of a 279-for-1 stock dividend adopted by the Board on February 8, 1995.

    B. Consolidations or Mergers. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving corporation or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such Options immediately preceding the Acquisition; or
  (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or
  (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable) over the exercise price thereof.

    C. Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such Option prior to such recapitalization or reorganization.

    D. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, it may refrain from making such adjustments.

    E. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

    F. Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

    G. Fractional Shares. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

    H. Adjustments. Upon the happening of any of the events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

  14. Means of Exercising Options. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address, or to such transfer agent as the Company shall designate. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (c) at the discretion of the Committee, by delivery of the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code,
(d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the

Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or (e) at the discretion of the Committee, by any combination of (a), (b), (c) and (d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b),
(c), (d) or (e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by such Option until the date of issuance of a stock certificate to such holder for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

  15. Term and Amendment of Plan. The 1995 Stock Plan was adopted by the Board and the stockholders of the Company on February 8, 1995 and amended by the Company's stockholders on May 20, 1997. An Amended and Restated 1995 Stock Plan was adopted by the Company's stockholders on July 29, 1999. This Plan was adopted by the Board of the Company on April 4, 2001. The Plan shall expire at the end of the day on February 7, 2005 (except as to Options outstanding on that date). Subject to the provisions of paragraph 5 above, Options may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions: (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 13); (b) the benefits accruing to participants under the Plan may not be materially increased; (c) the requirements as to eligibility for participation in the Plan may not be materially modified; (d) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; (e) the provisions of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph 13); (f) the expiration date of the Plan may not be extended; and
(g) the Board may not take any action which would cause the Plan to fail to comply with Rule 16b-3. Except as otherwise provided in this paragraph 15, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without such grantee's consent, under any Option previously granted to such grantee.

  16. Conversion of ISOs into Non-Qualified Options. The Committee, at the written request or with the written consent of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action.

  17. Application of Funds. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

  18. Notice to Company of Disqualifying Disposition. By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a Disqualifying

Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or (b) the date one year following the date the ISO was exercised.

  19. Withholding of Additional Income Taxes. Upon the exercise of a Non-Qualified Option, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 18), the vesting or transfer of restricted stock or securities acquired on the exercise of an Option hereunder, or the making of a distribution or other payment with respect to such stock or securities, the Company may withhold taxes in respect of amounts that constitute compensation includible in gross income. The Committee in its discretion may condition (i) the exercise of an Option, (ii) the grant of an Award, (iii) the making of a Purchase of Common Stock for less than its fair market value, or (iv) the vesting or transferability of restricted stock or securities acquired by exercising an Option, on the grantee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the grantee's delivery of previously held shares of Common Stock or the withholding from the shares of Common Stock otherwise deliverable upon exercise of a Option shares having an aggregate fair market value equal to the amount of such withholding taxes.

  20. Governmental Regulation. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

  Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to send tax information statements to employees and former employees that exercise ISOs under the Plan, and the Company may be required to file tax information returns reporting the income received by grantees of Options in connection with the Plan.

  21. Governing Law. The validity and construction of the Plan and the instruments evidencing Options shall be governed by the laws of the Commonwealth of Massachusetts, or the laws of any jurisdiction in which the Company or its successors in interest may be organized.

                          [FRONT SIDE OF PROXY CARD]


                            ACT MANUFACTURING, INC.
         PROXY FOR 2001 ANNUAL MEETING OF STOCKHOLDERS - MAY 15, 2001
                      SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned stockholder of ACT Manufacturing, Inc., a Massachusetts corporation (the "Corporation"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 16, 2001 and hereby appoints John A. Pino and Christopher L. Gorgone, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at Testa, Hurwitz & Thibeault, LLP, Conference Center, 125 High Street, High Street Tower, Boston, Massachusetts 02110 on May 15, 2001 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

A    [X]  Please mark your
          vote as in this
          example.

                                                                                    WITHHOLD
1.   To elect one (1)                                      FOR the nominee     AUTHORITY to vote     Nominee: Bruce R. Gardner
     Director, to serve                                    listed at right      for the nominee
     for a three-year term                                                      listed at right
     as a Class III Director.                                     [_]                [_]

2.   To approve and adopt a Second Amended and                   FOR              AGAINST          ABSTAIN
     Restated 1995 Stock Plan pursuant to which the              [_]                [_]              [_]
     aggregate number of shares of Common Stock
     which may be issued thereunder shall be increased
     from 2,250,000 to 3,250,000.

3.   To ratify the selection of the firm of Deloitte &           [_]                [_]              [_]
     Touche LLP as independent auditors for the fiscal
     year ending December 31, 2001.

4. To transact upon such other business as may properly come before the meeting or any adjournment or adjournments thereof, including without limitation potential postponements or adjournments for the purpose of soliciting additional proxies in order to approve any of the above proposals.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR, FOR THE APPROVAL AND ADOPTION OF THE SECOND AMENDED AND RESTATED 1995 STOCK PLAN, FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THERETO.


Signature                      Signature                   Dated:        , 2001
         ---------------------          -------------------      --------

Note: (This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)